Exhibit 10.8
*****
ASSET PURCHASE AGREEMENT
BETWEEN
ADVANCED CARDIOVASCULAR SYSTEMS, INC.
AND
BIOHEART, INC.
Dated as of June 24, 2003
*****

     -i-

SCHEDULES

Schedule 1.1(a)	Product Intellectual Property Assumed Contracts
Schedule 1.1(b)	Assumed Contracts
Schedule 1.1(d)	Manuals, Forms, and Diagrams
Schedule 1.2	Excluded Assets
EXHIBITS

Exhibit A	Specifications
Exhibit B	Form of Bill of Sale, Assignment and Assumption
Exhibit C	Form of Patent Assignment

ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into this 24th day of June, 2003, between Advanced Cardiovascular Systems, Inc., a California corporation (“Buyer”), and Bioheart, Inc., a Florida corporation (“Seller”).
     WHEREAS, Seller is focused on the discovery, development, and commercialization of cell-based therapy products for the treatment of cardiovascular diseases, including myocardial infarction, congestive heart failure, and cardiovascular electrical abnormalities;
     WHEREAS, part of Seller’s business consists of the production of a catheter-based micro-implant system, including the system named MyoCath™ (the “Product”); and
     WHEREAS, Seller wishes to sell to Buyer certain assets of Seller specifically related to the Product as more particularly set forth herein, and Buyer wishes to purchase such assets, each under the terms and conditions herein.
     NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Items Included in the Assets. At Closing (as defined in Section 1.4), Seller shall sell, transfer, and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title, and interest in and to the following assets (the “Assets”) free and clear of all liens, charges, claims, pledge, security interests, and other encumbrances (collectively, “Liens”), except as specifically assumed by Purchaser pursuant to the terms of this Agreement.
          (a) Product Intellectual Property. All of Seller’s right, title and interest (whether owned, licensed, or otherwise) in all United States and foreign patents and patent applications listed on Schedule 1.1(a), and all know-how, manufacturing processes, trade secrets, inventions, discoveries, and technical information including information embodied in drawings, designs, material specifications, processing instructions, formulas, equipment specifications, product specifications, confidential data, computer software, electronic files, research notebooks, invention disclosures, research and development reports, and the like specifically related thereto and all amendments, modifications, and improvements to any of the foregoing, in each case as they specifically relate to the Product (collectively, the “Product Intellectual Property”).
          (b) Contracts. Each agreement, instrument, contract, and other commitment listed in Schedule 1.1(b) (each, an “Assumed Contract”)
          (c) Files and Clinical Records. All records and documentation relating to the Product, including all (i) regulatory filings, together with any supporting documents; (ii) clinical studies and tests, including any such filings; (iii) permits, documents, studies, and tests; (iv) all reporting documents required by any regulatory authority; (vi) other correspondence with regulatory agencies, adverse event files, investigation safety reports, complaint files; (vi) manufacturing records; and (vii) foreign equivalents of the foregoing (collectively, the “Files and Clinical Records”). Seller may retain one copy of all such Files and Clinical Records for evaluating the Product and to make, have made, sell, offer to sell and use the Product; provided, however, Seller shall not disclose to any other person such records and documentation or use such records and documentation for any other use.
          (d) Manuals, Forms, and Diagrams. All of the manuals, forms, and diagrams relating to the Product listed on Schedule l.1(d) (the “Manuals, Forms and Diagrams”). Seller may retain one copy of all such Files and Clinical Records for evaluating the Product and to make, have made, sell, offer to sell and use the Product; provided, however, Seller shall not disclose to any other person such records and documentation or use such records and documentation for any other use.
     1.2 Excluded Assets. There shall be excluded from the Assets to be transferred and conveyed hereunder, and Seller shall retain all of its right, title and interest in and to, (a) all assets relating to the Product listed on Schedule 1.2 and (b) all other assets of Seller not specifically included in Section 1.1. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that no assets of Seller relating to the discovery, development, and commercialization of cell-based therapy products for the treatment of cardiovascular diseases, including myocardial infarction, congestive heart failure, and cardiovascular electrical abnormalities, are being conveyed under this Agreement. It is the intent of the parties that only those Assets specifically included in Section 1.1 related to the Product are to be conveyed to Buyer hereunder.
     1.3 Assumed and Retained Liabilities. Except for obligations arising on or after the Closing Date (as defined in Section 1.4) under the Assumed Contracts which Buyer hereby assumes as of the Closing Date (the “Assumed Liabilities”), Buyer shall not assume any liabilities or obligations of Seller, and Seller shall be liable for all liabilities and obligations arising from or in connection with ownership of the Assets or operation of Seller’s business before the Closing Date, whether such liability or obligation be absolute, accrued, fixed, contingent or otherwise and whether known or unknown.
     1.4 Closing. The simultaneous execution of this Agreement and closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on June 24, 2003 (the “Closing Date”), at 10:00 a.m., local time, at the offices of Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota (or at such other time or place as Buyer and Seller may agree).
     1.5 Title. Title to the Assets shall pass to Buyer as of the Closing Date.
ARTICLE 2
CONSIDERATION
     2.1 Purchase Price. As consideration for the Assets, Buyer shall pay to Seller the amount of $900,000 (the “Purchase Price”), on the Closing Date, by wire transfer of immediately available United States funds to an account specified by Seller.

ARTICLE 3
LICENSE AGREEMENT
     3.1 Definitions. The following terms have the meanings set forth below (which are equally applicable to both the singular and plural forms of the terms defined):
          (a) “ACS Background IP Rights” means all IP Rights relating to intellectual property owned, developed or controlled (via license or otherwise) by Buyer (i) existing on the date hereof, or (ii) after the Closing Date.
          (b) “Bioheart Foreground IP Rights” means all IP Rights specifically relating to the Product that are conceived or first reduced to practice by Seller during the term of the License granted in this Article 3. The terms “conceived” and “first reduced to practice” will be interpreted according to U.S. patent law.
          (c) “IP Rights” means all intangible property rights arising under equity or operation of law including all rights under or to intellectual property.
     3.2 License from Buyer to Seller. As of the Closing Date, Buyer hereby grants to Seller, and Seller accepts from Buyer, a co-exclusive (Buyer has the right to practice the Product Intellectual Property as well as Seller), worldwide, fully paid up, irrevocable license (the “License”), without the right to assign, transfer or sublicense to any third party the Product Intellectual Property except as set forth in Section 3.2 of this Agreement, to make, have made, sell, offer to sell and use the Product. Except for the License granted hereunder, Buyer retains all rights under the Product Intellectual Property for itself and Affiliates (as hereinafter defined).
     3.3 Assignment; Successors and Assigns. The License granted to Seller under Section 3.2 shall be a personal right of the Seller and may not be assigned to another Person (as defined herein) without the prior consent of Buyer; provided, however, that Seller shall have the right to assign this License without the consent of Buyer in connection with (a) a change of control of the Seller, or (b) the sale of all or substantially all of the Seller’s assets. Any assignment or transfer of this License to any third party, other than in connection with a change of control of the Seller, or the sale of all or substantially all of the Seller’s assets, shall be considered a material breach of this license and this license shall automatically terminate upon such breach. Any assignment of this license shall not relieve the assignee from the requirement of obtaining the prior consent of Buyer to any further assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns. “Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, government or governmental instrumentality, agency, division or office or any other entity, organization or group.
     3.4 Termination of License. Unless the license under this Agreement is terminated according to the provisions in this Agreement, this license shall terminate with the last to expire of any issued or granted patents, or the final rejection, including any appeals, of any patent applications, directly related to Product Intellectual Property. Seller will not acquire any rights in and is not entitled to move, sell, copy, license, or otherwise exploit ACS Background IP Rights in any manner (except the License granted under Section 3.2), and Buyer will not acquire any rights in and is not entitled to use, sell, copy, license, or otherwise exploit Bioheart Foreground IP Rights in any manner.
     3.5 Government Approvals. Seller shall reasonably cooperate with Buyer in connection with the preparation, filing and prosecution of regulatory applications for the conduct of clinical trials and for the marketing of the Products in order to obtain the approval of government or regulatory authorities for the same. In addition, Seller agrees that it will grant to Buyer any necessary or appropriate authorizations to (a) allow access to, and refer to, applicable data, files, or information on file with any governmental or regulatory authorities specifically relating to the Product Intellectual Property, including without limitation safety data and drug master files and (b) reference any such data, files, or information in Buyer’s and its Affiliates’ filings with any governmental or regulatory authorities.
     3.6 Patent Filings. Buyer will have the exclusive right, at Buyer’s expense, to file, prosecute, issue, maintain, license, enforce or defend all patent applications and patents, throughout the world, containing Product Intellectual Property. Seller will provide reasonable cooperation and assistance to Buyer under this Section 3.6 related to such activities.
     3.7 Enforcement. A party learning of an infringement of the Product Intellectual Property rights by an un-Affiliated third Person will notify the other party. Buyer will have the primary right to enforce Product Intellectual Property rights under this Agreement. Any recovery as a result of enforcement under this Section 3.7 will inure solely to the benefit of Buyer. If Buyer enforces any Product Intellectual Property rights under this Agreement, (a) Seller will reasonably cooperate with Buyer in making available its employees and records for purposes of providing evidence and background information in support of the enforcement, and (b) Seller agrees to be named as a party to any claim, lawsuit or other action necessary for Buyer to initiate, maintain or pursue such claim, lawsuit or action. If Buyer shall fail, within a period of 90 days after learning of such infringement, to take such action, Seller shall have the right to take such action at Seller’s expense and for Seller’s benefit. Neither party may settle a claim or action related to the infringement of the Product Intellectual Property without the consent of the other party, if such settlement would impose any monetary obligation on the other party or require the other party to submit to an injunction or otherwise limit the other party’s rights under this Agreement.
ARTICLE 4
SUPPLY AGREEMENT
     4.1 Supply. Seller agrees to manufacture and deliver to Buyer, at no cost to Buyer, a total of 160 units of the Product, less any units of the Product delivered by Seller to Buyer prior to the Closing Date (the “Supply Units”).
     4.2 Labels.
          (a) Each Product shall be labeled as either having a shelf life of 6 months, 12 months, or 24 months. From the date of this Agreement until the second anniversary of such date, Seller shall replace (at no cost to Buyer) any Supply Unit delivered to Buyer and labeled as having a shelf life of 6 months that expires before the Supply Unit is used.

          (b) If any testing conducted by Seller extends the shelf life noted on any of the Supply Units delivered by Seller to Buyer, then Buyer has the option to return those Supply Units to Seller to be re-labeled with the extended expiration date (at no cost to Buyer).
     4.3 Permits. Seller shall be responsible for obtaining and maintaining any permits or approvals from any United States or foreign regulatory authorities and any other government authorities that are required in connection with its manufacture and delivery of the Supply Units to Buyer under this Article 4. Seller shall be responsible for all process, analytical method and equipment validation and shall take all necessary steps for its facilities used for the manufacture of Supply Units to pass government inspection.
     4.4 Shipping Costs; Risk of Loss. Buyer shall pay all shipping and transportation costs associated with the shipping and transportation of the Supply Units to Buyer from Seller or by Buyer to Seller. Deliveries of Supply Units shall be F.O.B. Seller’s distribution facility or such other sites as Seller may, from time to time, designate (the “Distribution Facility”). Title to Supply Units sold and risk of casualty, with respect to the Supply Units, will pass to Buyer upon Seller’s tender of the Supply Units to Buyer or a common carrier at the Distribution Facility.
     4.5 Defective Products. All Supply Units delivered hereunder shall be subject to final inspection and approval by Buyer within 20 days after delivery of the Supply Units to Buyer. If such inspection discloses that a Supply Unit fails to conform to the specifications as described in Exhibit A, or is defective or damaged in any manner (a “Defective Product”), Buyer shall return the Defective Product to Seller within the 20-day inspection period specifying the failure, defect or damage in reasonable detail. Seller shall replace the Defective Product within 30 days of receiving the Defective Product.
     4.6 Exclusivity; Termination. Seller shall not manufacture for, or transfer any units of the Product to, any other party (except for Seller) until Seller has delivered to Buyer 160 units of the Product that Buyer has accepted and approved. Seller shall complete its obligations under this Article 4 no later than December 31, 2003. Upon the delivery of the 160th Supply Unit accepted and approved by Buyer,
          (a) Seller may continue to manufacture the Product or have the Product manufactured only for Seller and make, have made, sell, offer to sell and use the Product consistent with the License granted in Section 3.2; and
          (b) Seller’s obligations under this Article 4 shall be terminated.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     5.1 Organization and Good Standing. Seller is a duly incorporated, duly organized, and validly existing corporation in good standing under the laws of the State of Florida, with full corporate power and authority to own or lease its properties and assets, conduct its business as now conducted and enter into and complete all transactions contemplated by this Agreement.

     5.2 Binding Agreement. This Agreement has been duly excluded and delivered by Seller and is a valid and binding obligation and agreement of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws from time to time in effect affecting creditors’ rights generally or by principles governing the availability of equitable remedies (the “Enforcement Liabilities”)). The execution, delivery, and performance of this Agreement have been approved by the board of directors of Seller and will not violate, contravene, result in a breach of, create any right of acceleration or prepayment under, or constitute a default under (with or without due notice or lapse of time or both) (a) the articles of incorporation or by-laws of Seller, (b) any judgment, law, rule, regulation or decree applicable to Seller, or (c) any contract or agreement relating to the Product.
     5.3 Assumed Contracts. Seller has made available to Buyer a true, correct, and complete copy of the Assumed Contract (or, in the case of any oral Assumed Contract, a description thereof that is included in Schedule 1.1(b)), while together with the agreement described in Schedule 5.3(a) constitute all agreements, instruments, contracts, and other commitments, oral or written, to which Seller is a party or by which Seller is bound that relate to the Product. Seller has not breached any representation, warranty or covenant contained in any Assumed Contract and, to the best of its knowledge, is not in default with respect thereto. Except as set forth in Schedule 5.3(b), Seller has no knowledge that any other party to any Assumed Contract is in breach or default or is claimed to be in breach or default in complying with any provision thereof. Except as set forth in Schedule 5.3(b), each Assumed Contract is in full force and effect and is valid and binding upon the parties thereto in accordance with its terms (subject to Enforcement Limitations).
     5.4 Litigation; Claims. Except as set forth in Schedule 5.4, there is no action, suit, litigation, proceeding, claim or investigation pending, or to Seller’s knowledge threatened, against or with respect to Seller, the Product or any Assets, and (b) Seller is not operating under, subject to or in default with respect to, any order, injunction, or decree of any court or any federal, state, municipal, or other governmental agency or instrumentality.
     5.5 Operations in Accordance with Law. To the best of its knowledge, Seller is in compliance with all laws, rules, regulations, ordinances, and administrative orders applicable to the Product. To Seller’s knowledge, its business has been conducted, and the Assets have been maintained and used, in compliance with all applicable federal, state, and local laws, regulations, ordinances, and other requirements of all governmental authorities having jurisdiction over Seller or the Assets.
     5.6 Title to Assets.
          (a) Seller has good title to the Assets (or, in the case of licensed software and other Assets not owned by Seller, such rights as are necessary to permit such use), free and clear of all Liens.
          (b) Except as set forth in Schedule 5.6, the Assets include all assets of Seller that Seller uses or holds for use in the manufacture, use, or sale of the Product on the date hereof.

     5.7 Defaults; Liens; Required Consents. The execution, delivery and performance of this Agreement and any of the transactions contemplated hereby will not (a) violate, conflict with or constitute a breach or default under, or require any consent, approval, filing or notice under any provisions of, or result in the acceleration of any obligation under, or result in the termination of, any material contract, agreement, lease, security agreement, promissory note, mortgage, Lien or license relating to any of the Assets, Seller, or Seller’s Affiliates; (b) result in the creation or imposition of any Lien in favor of any Person upon any of the Assets; or (c) constitute an event that, after notice or lapse of time or both, would result in any such breach, default, violation, conflict, termination, acceleration or the creation or imposition of any Lien on any of the Assets. “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, that Person. For purposes of the foregoing definition, control means (i) the direct or indirect ownership of at least 50% of the outstanding voting securities or other equity interests of such Person, (ii) the present right or ability to elect or appoint 50% or more of the members of the board of directors or similar governing body of such Person, or (iii) the present right or ability to control the decision making authority of such Person.
     5.8 Intellectual Property.
          (a) Seller is the sole and exclusive owner of, or otherwise has a valid license or right to use and freely transfer, the Product Intellectual Property, free and clear of any Liens. The Product Intellectual Property constitutes all IP Rights owned by or licensed to Seller relating to the Product. All Product Intellectual Property remains in full force and effect including, without limitation, rights transferred in the Purchase Agreement between Seller and John Geis and Michael Braun.
          (b) Seller and Comedicus Incorporated entered into a License Agreement, dated January 31, 2000, as amended (the “License Agreement”). Except as set forth on Schedule 5.8, the License Agreement is in full force and effect and is valid and binding upon the parties thereto in accordance with its terms. Except as set forth on Schedule 5.8, neither Seller nor Comedicus Incorporated has breached any representation, warranty or covenant contained in the License Agreement and is not in default with respect thereto.
          (c) Seller has not entered into any agreement or commitment or obligation with any un-Affiliated third Person that conflicts in any way with its obligations under this Agreement.
          (d) Each individual and entity, including each employee, agent, consultant, and contractor, who has materially contributed to or participated in any material way in the conception, creation, reduction to practice and/or development of the Product Intellectual Property was at the time of such contribution or participation a party to and bound by a valid, enforceable, duly executed agreement with Seller, a copy of which has been previously provided to Buyer (the “Invention Agreement”).
          (e) To the best of Seller’s knowledge, the Product Intellectual Property is valid and enforceable.

          (f) To the best of Seller’s knowledge, no product or process incorporating any Product Intellectual Property infringes, misappropriates, or otherwise violates any IP Rights of any un-Affiliated third Person.
          (g) Each of Seller’s consultants, agents, advisors, attorneys, outside contractors and clinical investigators having access to any confidential information will be subject to a valid, binding and enforceable agreement or obligation with respect to nondisclosure and non-use of confidential information.
     5.9 No Other Representations. Seller is not making any representations or warranties, express or implied, of any nature whatsoever with respect to the Assets, except for the representations and warranties in this Article 5.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as follows;
     6.1 Organization and Good Standing. Buyer is a duly incorporated, duly organized, and validly existing corporation in good standing under the laws of the State of California, with full corporate power and authority to own or lease its properties and assets, conduct its business as now conducted and enter into and complete all transactions contemplated by this Agreement.
     6.2 Binding Agreement. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation and agreement of Buyer, enforceable in accordance with its terms (subject to Enforcement Limitations). The execution, delivery, and performance of this Agreement have received all necessary corporate approval and will not violate, contravene, result in a breach of, create any right of acceleration or prepayment under, or constitute a default under (with or without due notice or lapse of time or both) (a) the articles of incorporation or by laws of Buyer or (b) any judgment, law, rule, regulation or decree applicable to Buyer.
     6.3 Litigation; Claims. There is no action, suit, litigation, proceeding, claim, or investigation pending, or to Buyer’s knowledge threatened, against or with respect to Buyer that, if adversely determined, would be reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein. Buyer is not operating under, subject to or in default with respect to, any order, injunction, or decree of any court or any federal, state, municipal, or other governmental agency or instrumentality that would be reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein.
     6.4 No Other Representations. Buyer is not making any representations or warranties, express or implied, of any nature whatsoever, except for the representations and warranties in this Article 6.

ARTICLE 7
ITEMS TO BE DELIVERED AT CLOSING
     7.1 Deliveries by Seller. At Closing, Seller shall deliver to Buyer:
          (a) a Bill of Sale, Assignment and Assumption (the “Bill of Sale”), executed by Seller, in the form attached hereto as Exhibit B;
          (b) an assignment, executed by Seller, in the form attached hereto as Exhibit C for any patents or patent applications comprising part of the Assets;
          (c) such other items expressly contemplated herein, including the Assets not necessary for Seller to fulfill its commitments in Article 4.
     7.2 Deliveries by Buyer. At Closing, Buyer shall deliver to Seller:
          (a) the Purchase Price;
          (b) the Bill of Sale, executed by Buyer; and
          (c) such other items expressly contemplated herein.
ARTICLE 8
SURVIVAL AND INDEMNIFICATION
     8.1 Survival. In addition to the representations and warranties set forth in Article 5, the statements contained in the Schedules, read in conjunction with the applicable representation set forth in Article 5, shall be deemed to be representations and warranties of Seller hereunder. The representations and warranties hereunder shall survive the Closing and shall expire and terminate one year thereafter, except for claims based on fraud or intentional misrepresentation (“Fraud Claims”), which shall survive until the expiration of the applicable statute of limitations. The expiration of the survival period of the representations and warranties provided herein shall not affect the rights of any party in respect of any claim made by the party in a writing received by the other party before expiration of the survival period.
     8.2 Indemnification.
          (a) Seller shall indemnify and hold Buyer and its Affiliates and each of their respective officers, directors, shareholders and assignees harmless from and against any and all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (each, a “Loss” and collectively, “Losses”) arising out of or resulting from (i) any inaccuracy in, or breach of, any representation, warranty, covenant or agreement made herein by Seller or in any agreement delivered pursuant hereto, (ii) the nonperformance or breach of any covenant or obligation to be performed by Seller hereunder or in any agreement delivered pursuant hereto, (iii) any liability of Seller that is not an Assumed Liability (including any liability of Seller that becomes a liability of Buyer under any common-law doctrine of de-facto merger or any doctrine of successor liability under any legal requirement), or (iv) the actual or threatened commencement of any actions, suits, proceedings, demands, judgments, costs, legal fees and other expenses caused by the foregoing.
          (b) Buyer shall indemnify and hold harmless Seller and its Affiliates and each of their respective officers, directors, shareholders and assignees from and against any and all Losses arising out of or resulting from (i) any inaccuracy in, or breach of, any representation, warranty, covenant or agreement made herein by Buyer or in any agreement or document delivered pursuant hereto, (ii) the nonperformance or breach of any covenant or obligation to be performed by Buyer hereunder or in any agreement or document delivered pursuant hereto, (iii) any Assumed Liability or any liabilities or obligations arising from ownership or operation of the Assets after the Closing Date, or (iv) the actual or threatened commencement of any actions, suits, proceedings, demands, judgments, costs, legal fees and other expenses caused by any of the foregoing.
          (c) An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party (the “Indemnifying Party”) prompt written notice of any claim of a third party (a “Third-Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder. The Indemnifying Party shall forthwith assume the Good Faith Defense (as hereinafter defined) of the Third-Party Claim at its own expense and may settle the Third-Party Claim, but may not, without the consent of the Claiming Party, agree to (i) any injunctive relief affecting the Claiming Party or (ii) any settlement that would adversely affect the business or operations of the Claiming Party. The Indemnifying Party shall keep the Claiming Party updated on a reasonable basis regarding the status of the defense or settlement of any Third-Party Claim. “Good Faith Defense” means legal defense conducted by reputable counsel of good standing. If a Good Faith Defense is not commenced within 20 days following receipt of notice of the Third-Party Claim from the Claiming Party (or such shorter period, if any, during which a defense must be commenced in order for the defendant to preserve its right), the Claiming Party may, at its option, settle or defend the claim at the expense of the Indemnifying Party. The Claiming Party shall keep the Indemnifying Party updated on a reasonable basis regarding the status of the claim and its defense or settlement. Subject to the other provisions of this Section 8.2, in the event that (A) a final judgment or order in favor of the third party is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (B) the Third-Party Claim is settled in accordance with this Section 8.2(c), resulting in liability on the part of the Claiming Party, then the amount of the liability together with costs and expenses (including reasonable attorneys’ fees) incurred by the Claiming Party shall be paid by the Indemnifying Party.
          (d) In addition to and not in limitation of Section 8.2(c), a Claiming Party shall give prompt written notice to an Indemnifying Party of each claim for indemnification hereunder as to which the Claiming Party proposes to demand indemnification specifying the amount and nature of the claim. The failure to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder, unless the Indemnifying Party was prejudiced thereby.

          (e) Except for Fraud Claims, the following shall apply:
               (i) (A) The right of Buyer to indemnification hereunder shall be limited, in the aggregate, to an amount equal to the Purchase Price (the “Cap”); and
                     (B) Seller shall have no obligation to indemnify Buyer hereunder unless and until the aggregate amount of indemnification to which Buyer is entitled (including for Third-Party Claims), exceeds $10,000 (the “Basket”), and then only for any amounts in excess of the Basket.
               (ii) (A) The right of seller to indemnification hereunder shall be limited, in the aggregate, to an amount equal to the Cap; and
                     (B) Buyer shall have no obligation to indemnify Seller hereunder unless and until the aggregate amount of indemnification to which Seller is entitled (including for Third-Party Claims) exceeds the Basket, and then only for any amounts in excess of the Basket.
               (iii) The right to indemnity under this Section 8.2 shall terminate on the first anniversary of the Closing Date or, in the event of a fraud or intentional misrepresentation, such right to indemnity shall terminate on the end of the applicable statute of limitations.
ARTICLE 9
OTHER PROVISIONS
     9.1 Confidentiality.
          (a) Each party, when it is the receiving party, agrees to hold the disclosing party’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any other Person without the prior written consent of the disclosing party; and not to use, at any time following the execution of this Agreement, any Confidential Information of the disclosing party for any purposes other than as permitted by this Agreement and to further the intents and purposes of this Agreement; provided, however, that each taxpayer participating in this transaction (and each employee, representative, or other agent of the taxpayer) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure. “Confidential Information” means confidential and proprietary information of a party, whether in written, printed, verbal or electronic form, and whether disclosed before or after the effective date of this Agreement, including the terms of this Agreement, research and development activities, product design details and specifications, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements and vendor information, customer lists, personnel information, and other proprietary information (including any Product intellectual Property, Files and Clinical Records, and Manuals, Forms and Diagrams, all of which shall be deemed to have been disclosed by Buyer to Seller).

          (b) If a receiving party is required to disclose Confidential Information of the disclosing party by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required thereby; provided, however, that the receiving party will (i) to the extent practical, provide advance notice to the disclosing party of the required disclosure to allow the disclosing party an opportunity to take steps to object to, prevent or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure (collectively, “Protective Measures”), (ii) if requested by the disclosing party, cooperate with the disclosing party in seeking Protective Measures, and (iii) restrict disclosure to only that portion of the Confidential Information that is required to be disclosed.
     9.2 Expenses; Certain Taxes.
          (a) Each party hereto shall pay all expenses incurred by the party (or at the party’s direction) in connection with the transactions contemplated by this Agreement, including all fees and costs of attorneys, accountants, and other professional advisors and brokers.
          (b) Buyer shall pay all sales, use, transfer, documentary, and similar taxes (if any) imposed on the transactions contemplated by this Agreement.
     9.3 Successors. The rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the respective parties hereto.
     9.4 Assignment. Subject to Section 3.2, no party may assign this Agreement or any of its rights or obligations hereunder without the other party’s prior written consent, except that either party may sell, assign or otherwise transfer this Agreement, in whole or in part, to any Person that purchases all or substantially all of such party’s assets by way of merger, consolidation, sale of stock or assets without the other party’s consent; provided, however, that Buyer may assign this Agreement or any of its rights or obligations hereunder to any of its Affiliates without Seller’s consent. Any attempted assignment in contravention of the foregoing shall be void.
     9.5 Further Assurances. From time to time after Closing, each party and its Affiliates shall execute and deliver such documents and take such actions as the other parry reasonably requests in connection with carrying out and effectuating the intent and purpose hereof and all transactions and undertakings contemplated hereby.
     9.6 Notices. All notices and other communications hereunder shall be in writing and shall be effective only if delivered by hand or by nationally recognized overnight courier service to the addresses below:

     If to Buyer:

Advanced Cardiovascular Systems, Inc. 3200 Lakeside Drive Santa Clara, California 95054-2807 Attention: Thomas R. Peterson Facsimile: (408) 845-3987
     with a copy to:

Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 Attention: Michael A Stanchfield Facsimile: (612) 766-1600
     If to Seller:

Bioheart, Inc. 2400 North Commerce Parkway Suite 408 Weston, Florida 33133 Attention: John L. Babitt Facsimile: (954) 385-5340
     with a copy to:

Tobin & Reyes, P.A. 7251 West Palmetto Park Road Suite 205 Boca Raton, Florida 33433 Attention: David S. Tobin, Esq. Facsimile: (561) 620-0657
or to such other address as a party may from time to time designate in writing in accordance with the foregoing. All notices and other communications shall be deemed to have been given upon receipt thereof.
     9.7 Headings and Table of Contents; Certain References. The headings contained in this Agreement and the table of contents hereof are for convenience of reference only and neither such headings nor such table of contents shall affect the construction or interpretation of this Agreement. Each reference herein to “include” or “includes” or “including” shall be deemed to be followed by the words “without limitation.” Each reference herein to Schedules, Sections, Articles, or Exhibits shall be deemed to be followed by “hereto” or “herein” unless otherwise noted.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the material laws of the State of California, without giving effect to principles of conflicts of law.
     9.9 Waiver of Provisions. Compliance with any term, covenant, representation, warranty or condition of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision hereof or any breach of any provision hereof, whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such provision or breach.
     9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one single agreement
     9.11 Entire Agreement. This Agreement, together with all Schedules and Exhibits hereto (which are incorporated herein as part of this Agreement), constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes and cancels any and all prior agreements and understandings, written or oral, relating to the subject matter hereof, and may not be amended or modified except by a writing signed by all parties hereto.
     9.12 Severability. The provisions of this Agreement shall be deemed severable, and if any provision or application of any provision of this Agreement is held unlawful, invalid, void or unenforceable in any respect, such provision shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible to effectuate the intent of the parties hereto.
     9.13 No Joint Venture. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties.
     9.14 No Third-Party Rights. This Agreement is not intended, and shall not be construed, to create any rights in any Person other than Seller and Buyer, and no Person may assert any rights as third-party beneficiary hereunder.
     9.15 Press Releases. Neither party (which shall include their respective employees, agents and representatives) shall issue or disseminate any press release or statement, nor initiate any communication of information regarding the terms of this Agreement (written or oral) to the communications media or third parties without the prior written consent of the other party.

     IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the date and year first above written.
ADVANCED CARDIOVASCULAR
SYSTEMS, INC.

By:	Mark A. Murray Vice President, Finance and Business Development

BIOHEART. INC.

By:

Its:

EXHIBIT A

BIOHEART INC.	Doc. D96-00026-01
Product Specification	Rev.:10
TITLE: SR200 MyoCath☐ PEMI Device	Cover Page

			APPROVAL	EFFECTIVITY
REV	ECN#	DESCRIPTION	(sign & date)	DATE
1	N/A	First draft of specification	Mike Lee	02-JUN-00
2	N/A	Update of specification	Mike Lee	05-OCT-00
3	N/A	Update of specification	Mike Lee	16-JAN-01
4	N/A	Update of specification	Mike Lee	28-MAR-01
5	N/A	Title device as SR200 MyoCathTM	Mike Lee	05-DEC-01
6	N/A	Update device classification, clarify packaging/sterilization requirements	Mike Lee	21-FEB-02
8	N/A	Insertion depth reduced from 3 to 8mm to 3 to 6mm	K. Kristoffersen	25-Jun-02
7	N/A	Update functional specification of lumen leak test to remove requirement of air (other solutions may be more relevant).	Mike Lee	21-FEB-02
9	0400
Moving 6.1.2 and 6.1.3 to functional specifications; Changing burst requirements from 5 psi to 60 psi for the flush lumen, and 75 psi for the inject lumen; Decreasing maximum plunger force from 10 lb. Max to 1.75 lb. Max; Increasing several minimum tensile specifications; Documenting additional functional criteria.
			D. Fifer	01-Nov-02
10	0436	Move 6.2.10.c to 6.6.1.	M. Lee	08-Nov-02

DISTRIBUTION

LOCATION	No.	RETRIEVAL (initial & date)

CONFIDENTIAL
May not be reproduced, transmitted or disseminated in any form or by any means without the written permission of an authorized representative of Bioheart, Inc.

EXHIBIT A

BIOHEART INC.	Doc. D96-00026-01
Product Specification	Rev.:10
TITLE: SR200 MyoCathTM PEMI Device	Cover Page

1.0	TITLE: SR200 MyoCathTM (PEMI) Percutaneous MicroImplant Device

Review Stage: Design Verification Phase

2.0	SCOPE:

This Product Specification applies to the SR200 MyoCath™ device in the family of PEMI devices, hereafter known as the SR200 MyoCath™. To this date PEMI, SR200, and MyoCath™ have been used synonymously. In the future, it is the intent that the SR200 is a model in the MyoCath™ catheter family, in the larger PEMI family of percutaneous devices.

3.0	REFERENCES:

D10-00026-01M-Curve MyoCathTM D10-00026-02L-Curve MyoCathTM

4.0	CLINICAL APPLICATION:

The SR200 MyoCath™ is a system to allow injection of myogenic, angiogenic and/or other aqueous solutions into the left ventricle myocardium. The SR200 MyoCath™ is for single use only.

Additional clinical justifications are in the SR200 MyoCath™ Test Plan documents SR200 MyoCath™ Bench Test Plan, SR200 MyoCath™ Animal Test Plan, and SR200 MyoCath™ Biocompatibility Test Plan.

5.0	DEVICE DESCRIPTION:
5.1.	The device is a catheter comprised of an injection lumen and a sheath lumen. The injection lumen should allow for the solution to be delivered with a reasonably low number of adverse events, within a reasonable rate in accordance with user feedback and with an acceptable level of retention and functionality. The sheath lumen allows flushing of the space between the core needle and the deflectable sheath to enhance needle movement.

5.2.	The distal end of the device system should be atraumatic and facilitate ease of entry/tracking to the appropriate location in the heart. The distal needle tip should not buckle under standard insertion techniques.

5.3.	The proximal end of the catheter should include sufficient standard connectors to allow the physician to connect to, monitor, flush and inject through. Standard syringe compatibility allows for manual incremental injections and flexibility for various solution delivery volumes.

CONFIDENTIAL
May not be reproduced, transmitted or disseminated in any form or by any means without the written permission of an authorized representative of Bioheart, Inc.

EXHIBIT A

BIOHEART INC.	Doc. D96-00026-01
Product Specification	Rev.:10
TITLE: SR200 MyoCathTM PEMI Device	Cover Page

5.4.	The device is anatomically curved, or allowed to curve, to allow for proper placement(s) into the left ventricle. Positioning of the device will be predictable and stable once in place.

5.5.	The environment in which the SR200 MyoCath™ is to be used will be a cardiology suite. The product will interface with cardiology equipment, instruments and devices.

5.6.	This device is for single use only.
6.0	REGULATORY CLASSIFICATION
5.1.	FDA Classification: Class II

5.2.	Outside U.S. Classifications: Classifications for other countries (e.g. Europe, Canada, etc.) will be assessed as applicable.
6.0	DEVICE SPECIFICATION:
6.1.	Dimensional Specification:
6.1.1.	The system must pass through (enter and exit) a ring gauge of diameter < 0.105” (note 8.0F = 0.105”).

6.1.2.	The insertable length of the device (distal catheter tip to the proximal strain relief) should be 105-125 cm.

6.1.3.	The length of the needle should be ±1.5mm of the length indicated on the depth gauge for a range between 3-6mm while the catheter is in a mock arch curve.
6.2.	Functional Specification
6.2.1.	Flush and Inject:

a.)	The time to prepare the Injection Lumen and Sheath Lumen must be compatible with the time restraints of a cardiology procedure- less than 30 seconds for each lumen when using water at room temperature.

b.)	The flow rate of room temperature water through the injection lumen must be at least 0.05cc/sec of water with a force less than

CONFIDENTIAL
May not be reproduced, transmitted or disseminated in any form or by any means without the written permission of an authorized representative of Bioheart, Inc.

EXHIBIT A

BIOHEART INC.	Doc. D96-00026-01
Product Specification	Rev.:10
TITLE: SR200 MyoCathTM PEMI Device	Cover Page

1.75 on the 1cc syringe plunger. This plunger force correlates to the thumb pressure necessary to activate syringe injection through the catheter.

c.)	The injection lumen must maintain an internal pressure of 75 psi. minimum.

d.)	The sheath lumen must maintain an internal pressure of 60 psi. minimum.
6.2.2.	Tensile Specifications:

a.)	Injection (Needle) Core

•	Needle to distal core (polyimide) tubing	1.0 lb. min.
•	Proximal core (hypotube) to distal core (polyimide)	1.5 lb. min.
•	Proximal core (hypotube) to handle component (proximal slide)	2.5 lb. min.

b.)	Fluid Path Connectors

•	Luer connector to tubing	3.0 lb. min.
(Sheath/flush Luer to flextube)
(Inject Luer to flextube)
•	Tubing to handle component	3.0 lb. min.
(Inject flextube to proximal slide)
(Sheath inner flextube to seal housing)

c.)	Catheter Shaft

•	Tip to pull-wire	3.0 lb. min.
•	Tip to ribbon	3.0 lb. min.
•	Deflectable tip to shaft (distal outer bond)	2.0 lb. min.
•	Shaft to handle (proximal braid to deflection rod)	4.0 lb. min.

d.)	Internal Handle

•	Pull-wire to anchor pin	4.0 lb. min.
•	Seal housing to multilumen	2.0 lb. min.

CONFIDENTIAL
May not be reproduced, transmitted or disseminated in any form or by any means without the written permission of an authorized representative of Bioheart, Inc.

EXHIBIT A

BIOHEART INC.	Doc. D96-00026-01
Product Specification	Rev.:10
TITLE: SR200 MyoCathTM PEMI Device	Cover Page

6.2.3.	Needle Lateral Fatigue:

Needle Bond must be able to withstand 300 cycles at .200” range test with catheter fixed 2cm proximal of the catheter tip (simulating the needle insertion into a beating heart).

6.2.4.	Flexibility:

The device flexibility must meet the performance and safety requirements of the user.

6.2.5.	Torque:

The device torque characteristics must meet the performance and safety requirements of the user.

Catheter Shaft:

•	Entire shaft (tip to handle) must withstand 2 handle rotations while maintaining needle insertion and auto-retraction.
•	Shaft to deflection rod	2.5 oz-in.
•	Distal outer bond	2.5 oz-in.
6.2.6.	Kink Resistance:

The distal section must be able to withstand a 90° bend (in preferential plane only) around a 0.5” radius without kinking.

The proximal section must be able to withstand a 90° bend around a 2.5” radius without kinking.

6.2.7.	Deflection:

a.)	Curvature Compliance— The deflection curvature must be compatible with the expectations of the user and the product labeling.

b.)	Repeated Deflection— The distal section reliably and repeatedly deflects during a standard procedure. Device should deflect at least 100 times at body temperature.

CONFIDENTIAL
May not be reproduced, transmitted or disseminated in any form or by any means without the written permission of an authorized representative of Bioheart, Inc.

6.2.8.	Needle Insertion and Retraction:

The manual needle core advancement feature must be compatible with the expectations of the user and the product labeling. The maximum advancement force must be less than 4.0 lb. The needle retraction mechanism must reliably and fully retract the extended needle when the manual force is removed.

6.2.9.	Radiopacity:

The catheter must be adequately radiopaque, allowing fluoroscopic visualization of the catheter during use.

6.2.10.	Finished Device:

a.)	Must pass biocompatibility testing per ISO 10993 for an external communicating device in circulating blood with limited contact duration.

b.)	Must be non-pyrogenic
6.3.	Physical Specification
6.3.1.	The injection and sheath connector(s) will be labeled

6.3.2.	The device should have the BIOHEART logo embossed or printed on it.

6.3.3.	The device should have adequate markings/features to allow for accurate insertion depths.
6.4.	Packaging and Labeling
6.4.1.	The device will be packaged in a PETG tray and tray lid that is within a Tyvek/Nylon-Polyethylene pouch boxed in a chipboard carton.

6.4.2.	Packaging for sterilization shall be in accordance with AAMI/FDS-1 TIR27, ISO 11137, EN 552/556, or equivalent.

6.4.3.	Shipping configuration shall be designed to withstand simulated transit per ASTM 4169, Distribution Cycle 13, or equivalent.

6.4.4.	Product labels will be on the pouch and the box.

CONFIDENTIAL
May not be reproduced, transmitted or disseminated in any form or by any means without the written permission of an authorized representative of Bioheart, Inc.

EXHIBIT A

BIOHEART INC.	Doc. D96-00026-01
Product Specification	Rev.:10
TITLE: SR200 MyoCathTM PEMI Device	Cover Page

6.4.5.	Label information should meet the applicable regulatory clearance/approvals.
6.5.	Sterilization
6.5.1.	The product will be sterilized via E-beam sterilization method to a SAL of 10-6.
6.6.	Shelf Life
6.6.1.	Must be sterile in unopened package, through labeled “Use by Date.”

6.6.2.	The product and sterile packaging will have a shelf life of at least 3 months, with 2 years preferable.

CONFIDENTIAL
May not be reproduced, transmitted or disseminated in any form or by any means without the written permission of an authorized representative of Bioheart, Inc.

Exhibit B
Bill of Sale, Assignment and Assumption
     Reference is hereby made to the Asset Purchase Agreement, dated as of June 24, 2003 (the “Purchase Agreement”), between Advanced Cardiovascular Systems, Inc., a California corporation (“Buyer”), and Bioheart, Inc., a Florida corporation (“Seller”). Each term used in this Bill of Sale, Assignment and Assumption, if not otherwise defined herein, has the meaning ascribed therefor in the Purchase Agreement.
     In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (a) Seller hereby sells, assigns, transfers and conveys to Buyer all right, title and interest in and to all of the Assets, and (b) Buyer hereby assumes and agrees to perform when due the Assumed Liabilities.
     This Bill of Sale, Assignment and Assumption may be executed in one or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument.

Dated: June 24, 2003	ADVANCED CARDIOVASCULAR SYSTEMS, INC.
	By:	/s/
Mark A. Murray
Vice President, Finance and Business Development

BIOHEART, INC.
By:
Its:

B-1

Exhibit C
Patent Assignment
     This Patent Assignment (this “Assignment”) is made effective as of this 24th day of June, 2003, by BIOHEART, INC., a Florida corporation (“Assignor”), having its principal offices at 2400 North Commerce Parkway, Suite 408, Weston, FL, and ADVANCED CARDIOVASCULAR SYSTEMS, INC., a California corporation (“Assignee”), having its principal offices at 3200 Lakeside Drive, Santa Clara, CA.
RECITALS
A.	Assignor is the sole and exclusive owner of the entire right, title and interest in and to the United States Letters Patents and pending patent applications (collectively the “Patents”) listed on Schedule A attached hereto, and in and to all inventions claimed or disclosed therein (“Inventions”).

B.	Assignee is desirous of acquiring the entire right, title and interest in, to and under said Patents and the Inventions claimed therein.
AGREEMENT
     NOW, THEREFORE, in consideration of and exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound thereby, the parties agree as follows:
1.	Assignor does hereby sell, assign, transfer and set over to Assignor all right, title, interest, and benefit of the Patents and Inventions, and any patents which may be granted or any patent applications related to the Patents and Inventions, including without limitation all reexaminations, reissues, continuations, continuations-in-part, divisions, other extensions, U. S. patents and applications having claims that are deemed patentable over any of the above Patents or Inventions based on 35 USC 103(c), and any international or non-U. S. patents and applications claiming priority from any of the above Patents or Inventions, the same to be held and enjoyed by Assignee for its own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives, to the end of the term or terms of the Patents or any patents that may issue from the Patents, as fully and entirely as the same would have been held and enjoyed by Assignor if this assignment and sale had not been made; together with all claims for damages by reason of past infringement of the Patents, with the right to sue for and collect the same for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives.

2.	Assignor hereby requests the Commissioner of Patents and Trademarks of the United States of America, or any official or any jurisdiction whose duty it is to issue patents, to issue any and all patents resulting from applications pertaining to any of the Patents or Inventions to Assignee or its designee in accordance with the terms of this instrument.

C-1

3.	Assignor agrees to execute all such documents, instruments or agreements necessary to more fully vest in Assignee the Patents and Inventions being assigned hereunder.
     IN WITNESS WHEREOF, Assignor has caused this Assignment to be executed as of the date first above written.

ASSIGNOR
By:	/s/
Name:
Title:

STATE OF __________________	)
	)	§.
COUNTY OF __________________	)
     On this ___, before me personally appeared __________________, who produced __________________ as identification, who executed the foregoing instrument, and acknowledged that s/he executed the same as his/her free act and deed.

/s/
Notary Public

C-2